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                                                                       EXHIBIT I


                      [THE SPORTS CLUB COMPANY LETTERHEAD]


FOR IMMEDIATE RELEASE:                   CONTACT:   JOHN M. GIBBONS
                                                    CEO and President
                                                    310-479-5200

                                                    NINA GORDON
                                                    Nina Gordon Public Relations
                                                    310-470-7825


                        THE SPORTS CLUB COMPANY ANNOUNCES
                           SALE OF ITS SPECTRUM CLUBS

         COMPANY TO FOCUS ON NATIONWIDE EXPANSION OF THE SPORTS CLUB/LA


Los Angeles, CA (September 28, 1999) - The Sports Club Company, Inc. (AMEX: SCY) announced it has reached an agreement to sell its successful Spectrum Clubs, a group of ten athletic clubs in Southern California, to investment group Brentwood Associates for $49,000,000. The Company has also entered into a sale and leaseback of its Spectrum Club - Thousand Oaks property for net proceeds of $12,000,000.

The sale of the Spectrum Clubs will allow the Company to focus on the development and national expansion of its premier brand, The Sports Club/LA, a group of luxury sports and fitness complexes. Two new clubs will open in New York early in 2000. Both clubs, The Sports Club/LA on the Upper East Side of Manhattan at 61st Street and First Avenue and The Sports Club/LA at Rockefeller Center, have opened offices for presale of memberships. Four other projects under development will expand the luxury sports club brand "The Sports Club/LA" to Washington D.C., Boston, San Francisco and Houston.

"Our six properties currently under development will open over the next two years. We are looking to expand The Sports Club/LA marque to other locations during the next five



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years," said John M. Gibbons, CEO of The Sports Club Company. "The Company's
resources will be focused toward this expansion," he concluded.

Brentwood Associates, which recently purchased a chain of eight fitness clubs in San Antonio, Texas, plans on combining the Spectrum Clubs with its Texas operations with the parent company operating under the Spectrum brand name.

"In Brentwood, we found an investor for the Spectrum Clubs who shares our commitment to quality. Their ability to offer expansion opportunities for our Spectrum Club members and employees were key elements in our decision to sell these clubs," stated Mr. Gibbons.

"The Spectrum Clubs occupy a unique position, offering high quality facilities at a superior value, in the fitness market," commented David H. Wong, General Partner of Brentwood Associates. "We look forward to working with Spectrum management in executing its national growth strategy."

A leader in the sports and fitness industry since 1979, The Sports Club Company develops, owns and operates luxury sports and fitness complexes throughout the country under The Sports Club/LA name, including its flagship property The Sports Club/LA in Los Angeles and Reebok Sports Club/NY in Manhattan.


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